ACI Worldwide Announces $400 Million Share Repurchase Authorization

OMAHA, Neb. — June 13, 2024 — ACI Worldwide (NASDAQ: ACIW), a global leader in mission-critical, real-time payments software, announced that its Board of Directors has authorized the repurchase of $400 million in shares of the company’s common stock. The new approval includes $65 million remaining under the company’s existing share repurchase authorization. Year to date 2024, ACI has repurchased approximately 3 million shares for $106 million.
Repurchases may be made at management’s discretion in the open market, through privately negotiated transactions and through Rule 10b5-1 plans. This authorization does not expire.

About ACI Worldwide
ACI Worldwide is a global leader in mission-critical, real-time payments software. Our proven, secure and scalable software solutions enable leading corporations, fintechs and financial disruptors to process and manage digital payments, power omni-commerce payments, present and process bill payments, and manage fraud and risk. We combine our global footprint with a local presence to drive the real-time digital transformation of payments and commerce.

© Copyright ACI Worldwide, Inc. 2024.
ACI, ACI Worldwide, ACI Payments, Inc., ACI Pay, Speedpay and all ACI product/solution names are trademarks or registered trademarks of ACI Worldwide, Inc., or one of its subsidiaries, in the United States, other countries or both. Other parties' trademarks referenced are the property of their respective owners.

For more information contact:

Investor Relations
John Kraft
SVP, Head of Strategy and Finance
239-403-4627 / john.kraft@aciworldwide.com